EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS
AND ANNOUNCES THE ACQUISITION OF THE SYC WASTEWATER SYSTEM

York, Pennsylvania, November 8, 2013:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2013.

President Hines reported that third quarter operating revenues of $10,912,000 decreased $113,000 and net income of $2,535,000 decreased $225,000 compared to the third quarter of 2012.  Earnings per share of $0.19 for the three-month period decreased $0.03 compared to the same period last year.  Lower revenue due to decreased per capita consumption, and increased expenses including depreciation, health insurance and power costs, caused the decrease.

President Hines also reported that the first nine months operating revenues of $31,718,000 increased $672,000, and net income of $7,016,000 increased $111,000 compared to the first nine months of 2012.  Higher revenues were due to an increase in the Distribution System Improvement Charge (a Pennsylvania Public Utility Commission approved mechanism for replacement of aging infrastructure), growth in the customer base, mainly through acquisitions and the addition of wastewater revenues.  The higher revenues were partially offset by higher depreciation expense.  2013 earnings per share of $0.54 for the nine-month period were the same as 2012.

During the first nine months of 2013, the Company invested $6.6 million in capital projects for routine items as well as various replacements of infrastructure.  The Company estimates it will invest an additional $3.3 million in the fourth quarter of 2013, excluding acquisitions, for expansion and improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

Period Ended September 30
In 000's (except per share)
	Quarter		Nine Months
	2013	2012	2013	2012
Operating Revenues	$ 10,912	$ 11,025	$ 31,718	$ 31,046
Net Income	$ 2,535	$ 2,760	$ 7,016	$ 6,905
Average Number of Common Shares Outstanding	12,912	12,861	12,921	12,832
Basic Earnings Per Common Share	$ 0.19	$ 0.22	$ 0.54	$ 0.54
Dividends Declared Per Common Share	$ 0.1383	$ 0.1336	$ 0.4149	$ 0.4008

On October 8, 2013, the Company signed its second wastewater acquisition agreement of 2013, to purchase the wastewater assets of SYC WWTP, L.P. in Shrewsbury and Springfield Townships, York County, Pennsylvania.  Completion of the acquisition is contingent upon receiving approval from all required regulatory authorities.  Closing is expected in the first quarter of 2014 at which time the Company will add approximately 30 commercial and industrial wastewater customers.  The two new agreements signed in 2013 more than triple the size of the Company's wastewater business.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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